Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), dated as of April 15, 2008, but effective as of December 19, 2007 (the “Effective Date”), is by and between ZALE CORPORATION, a Delaware corporate (“Company”), and MARY ELIZABETH BURTON (“Consultant”).

BACKGROUND:

WHEREAS, Company desires to retain Consultant to provide certain services to Company, and Consultant desires to provide such services to Company, all subject to and in accordance with the terms and conditions contained herein.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premise, the mutual promises, covenants and agreements contain herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                     Services.  Subject to the terms and conditions set forth in this Agreement, Company hereby retains Consultant to provide to Company certain consulting services as required by the Chief Executive Officer from time to time (the “Services”), and Consultant agrees to render the Services to Company.  Consultant shall perform the Services upon the specific request of, and in accordance with the directions of, Company in each instance.

2.                                     Obligations of Consultant.  In her performance of the Services hereunder, Consultant shall at all times comply with and abide by the terms and conditions set forth in this Agreement and all applicable policies and procedures of Company.  Consultant shall further perform the Services in accordance with all applicable laws, rules and regulations and by following and applying the highest professional guidelines and standards.

3.                                     Compensation.  Subject to the terms and conditions set forth in this Agreement, and as full and complete compensation for the Services, Company shall pay to Consultant, and Consultant shall accept, an annual fee of $150,000 each year during the Term.  Each annual fee shall be paid in twelve (12) equal monthly payments on or before the last day of the month.

4.                                     Independent Consultant.  Both Consultant and Company, in the performance of this Agreement, will be acting in their own separate capacities and not as agents, employees, partners, joint venturers or associates of one another.  It is expressly understood and agreed that Consultant is an independent contractor of Company in all manners and respects and that Consultant is not authorized to bind Company to any liability or obligation or to represent that she has any such authority.  Consultant shall be solely responsible for all of her withholding taxes, social security taxes, unemployment taxes, and workers’ compensation insurance premiums.

5.                                     Term and Termination.

(a)                                  Unless sooner terminated pursuant to the terms hereof, this Agreement shall commence as of the Effective Date and continue for a period of two (2) years (the “Term”).

(b)                                 Notwithstanding anything else contained herein to the contrary, and in addition to any other rights and remedies available at law, in equity or hereunder, either party hereto may cancel and terminate this Agreement if the other party fails to correct or cure any material breach hereunder within thirty (30) days after it receives written notice of such breach from the non-breaching party.

6.                                     Non-Disparagement.  Consultant expressly acknowledges, agrees, and covenants that she will not make any public or private statements, comments, or communications in any form, oral, written, or electronic (all of the foregoing, for purposes of this paragraph, “Communications”), which in any way could constitute libel, slander, or disparagement of the Company, its subsidiaries, affiliates or parent, its and/or their current or former employees, officers, and/or directors, or which may be considered to be derogatory or detrimental to its or their good name or business; provided, however, that the terms of this paragraph shall not (a) apply to Communications between Consultant and her spouse, clergy, or attorneys, which are subject to a claim of privilege existing under common law, statute, or rule of procedure; (b) apply to Communications required by law or made in response to a valid subpoena or other lawful order compelling Consultant to provide testimony or information; (c) be construed to inhibit or limit Consultant’s ability to initiate or cooperate with any investigation by a governmental or regulatory agency or official; provided, further, that with  respect to Sections 6 (b) and (c), Consultant agrees to provide the Company with advance notice and an opportunity to seek a protective order or other safeguard for its confidential information.  Consultant specifically agrees not to issue any public statement concerning her engagement with the Company and/or the termination of such engagement.

7.                                     Non-Competition.  In acknowledgment of her continuing obligations under that certain employment agreement dated October 12, 2006, by and between the Company and Consultant and as a material inducement for the Company’s promise to provide the trade secrets and confidential and proprietary information described in Section 9 below, Consultant agrees that during the Term and for a period of eighteen (18) months from the date of expiration or termination of this Agreement for any reason whatsoever, she will not, directly or indirectly, compete with the Company by providing services relating to retail sales of jewelry to any other person, partnership, association, corporation, or other entity that is in a “Competing Business.” As used herein, a “Competing Business” is any business that engages in whole or in material part in the retail sale of jewelry in the United States, Canada and/or Puerto Rico, including, but not limited to, specialty jewelry retailers and other retailers having jewelry divisions or departments.  The restrictions contained in this Section 7 shall be tolled on a day-for-day basis for each day during which Consultant participates in any activity in violation of such restrictions.  The parties agree that the above restrictions on competition are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the expiration or termination of this Agreement for whatever reason.  The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition.  Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 7 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

8.                                     No Hire/Non-Solicitation of Employees.  In acknowledgment of her continuing obligations under that certain Employment Agreement dated October 12, 2006, by and between the Company and Consultant, and as a material inducement for the Company’s promise to provide the trade secrets and confidential proprietary information discussed in Section 9 below, Consultant agrees that during the Term and for a period of three (3) years after the expiration or termination of this Agreement for any reason whatsoever, Consultant shall not, on her own behalf or on behalf of any other person, partnership, association, corporation, or other entity, (a) directly, indirectly, or through a third party hire, cause to be hired or solicit any employee of the Company or its subsidiaries or affiliates; or (b) in any manner attempt to influence or induce any employee of the Company or its subsidiaries or affiliates to leave the employment of the Company or its subsidiaries or affiliates; or (c) use or disclose to any person, partnership, association, corporation or other entity any information obtained concerning the names and addresses of the Company’s employees.  The restrictions contained in this Section 8 shall be tolled on a day-for-day basis for each day during which Consultant participates in any activity in violation of such restrictions.  The parties agree that the above restrictions on hiring and solicitation are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the expiration or termination of this Agreement for whatever reason.  The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on hiring and solicitation shall not render invalid or unenforceable any remaining restrictions on hiring and solicitation.  Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 8 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

9.                                     Nondisclosure of Trade Secrets.  Consultant acknowledges that in and as a result of her prior employment by the Company and the provision of Services under the terms of this Agreement, she has had access to and become familiar with and will receive, make use of, acquire, have access to and/or become familiar with various trade secrets and proprietary and confidential information of the Company, its subsidiaries and affiliates, including, but not limited to, processes, computer programs, compilations of information, records, financial information, sales reports, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business, identities, locations, performance and compensation levels of employees and other confidential information that are owned by the Company, its subsidiaries and/or affiliates and regularly used in the operation of its business, and as to which the Company, its subsidiaries and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees (collectively, “Trade Secrets”).  Consultant acknowledges and agrees that the Trade Secrets:

(a)                                  are secret and not known in the industry;

(b)                                 give the Company or its subsidiaries or affiliates an advantage over competitors who do not know or use the Trade Secrets;

(c)                                  are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and

(d)                                 are valuable, special and unique assets of the Company or its subsidiaries or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company or its subsidiaries or affiliates.

Consultant promises not to use in any way or disclose any of the Trade Secrets, directly or indirectly, either during or after the Term, except as required in the course of her engagement under this Agreement, if required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by Consultant.  All files, records, documents, information, data compilations and similar items containing non-public and confidential information relating to the business of the Company, whether prepared by Consultant or otherwise coming into her possession, will remain the exclusive property of the Company and may not be removed from the premises of the Company under any circumstances without the prior written consent of the Company (except in the ordinary course of business during Consultant’s period of engagement under this Agreement), and in any event must be promptly delivered to the Company upon the expiration or termination of Consultant’s services with the Company.  Consultant agrees that upon her receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, whether received during or after the Term of Consultant’s engagement with the Company, Consultant shall timely notify and promptly provide a copy of the subpoena, process or other request to the Company.  For this purpose, Consultant irrevocably nominates and appoints the Company (including any attorney retained by the Company), as her true and lawful attorney-in-fact, to act in Consultant’s name, place and stead to perform any reasonable and prudent act that Consultant might perform to defend and protect against any disclosure of any Trade Secrets.  The parties agree that the above restrictions on confidentiality and disclosure are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the expiration or termination of this Agreement for whatever reason.  The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on confidentiality and disclosure shall not render invalid or unenforceable any remaining restrictions on confidentiality and disclosure.  Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 9 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

10.                               Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never constituted a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added as part of this Agreement, a provision as similar in its terms to such illegal, invalid or enforceable provision as may be possible and be legal, valid and enforceable.

11.                               Arbitration.

(a)                                  The parties agree that any controversy or claim (including all claims pursuant to common and statutory law) relating to this Agreement or arising out of Consultant’s provision of Services under this Agreement, shall be resolved exclusively through arbitration pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”).  Any such arbitration proceeding shall take place in Dallas County, Texas.  All disputes shall be resolved by a single arbitrator admitted to practice law in Texas for a minimum of 10 years.  The arbitrator will have the authority to award the same remedies, damages and costs that a court could award.  The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision and any damages awarded.  The arbitrator’s decision will be final and binding.  The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This provision can be enforced under the Federal Arbitration Act.

(b)                                 As the sole exception to the exclusive and binding nature of the arbitration commitment set forth above, Consultant and the Company agree that the Company shall have the right to initiate an action in a court of competent jurisdiction in Dallas County, Texas in order to request temporary, preliminary and permanent injunctive or other equitable relief, including, without limitation, specific performance, to enforce the terms of Sections 6, 7, 8 and 9, above, without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond; provided, however, that if Executive engages in activities prohibited by Sections 6, 7, 8 or 9, above, outside of Dallas County, Texas, the parties hereby agree that the Company may, at its sole option, bring an action in any court of competent jurisdiction.  Nothing herein shall prevent the Company from pursuing the same injunctive or equitable relief in the arbitration proceedings.  Moreover, nothing in this Section 11 should be construed to constitute a waiver of the parties’ rights and obligations to arbitrate regarding matters other than those specifically addressed in this paragraph.

(c)                                  Should a court of competent jurisdiction determine that the scope of any provision of this Section 11 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

(d)                                 If Company or Executive sues in court or brings an arbitration action against the other for a breach of any provision of this Agreement or regarding any dispute arising from the subject matter of this Agreement, the prevailing party will be entitled to recover its attorneys’ fees, court costs, arbitration expenses, and its portion of the fees charged by AAA and/or the individual arbitrator, as applicable, regardless of which party initiated the proceedings.  If there is no prevailing party, the fees charged by AAA and/or the individual arbitrator will be borne equally by Company and Executive, and Company and Executive will bear their own costs and attorneys’ fees incurred in arbitration.

12.                               Survival.  Consultant acknowledges and agrees that this Agreement, including but not limited to Sections 6, 7, 8 and 9, shall survive the expiration or termination of Consultant’s engagement under this Agreement for whatever reason.  The existence of any claim or cause of action of Consultant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Consultant contained in this Agreement, including but not limited to those contained in Sections 6, 7, 8 and 9.

13.                                 Ownership of Work Product.  All work product, property, data, documentation, information or materials conceived, discovered, developed or created by Consultant pursuant to this Agreement (collectively, the “Work Product”) shall be owned exclusively by Company.  To the greatest extent possible, any “Work Product shall be deemed to be a “work made for hire” (as defined in the United States Copyright Act, 17 U.S.C.A. §101 et seq., as amended) and owned exclusively by Company.  Consultant hereby unconditionally and irrevocably transfers and assigns to Company all right, title and interest in or to any Work Product.

14.                                 Notices.

(a)                                  All notices provided for or required by this Agreement shall be in writing and shall be delivered personally to the other party, or mailed by certified or registered mail (return receipt requested), or delivered by a recognized overnight courier service, as follows:

If to Company:	Zale Corporation
901 West Walnut Hill Lane
Irving, TX 75038
Attn: Neal Goldberg, CEO
with a copy to the Zale’s General Counsel

If to Consultant:	Mary Elizabeth Burton
131 Tamit Place
Palm Desert, CA 92260

(b)                                 Notices delivered pursuant to Section 14 hereof shall be deemed given: at the time delivered, if personally delivered, three (3) business days after being deposited in the mail, if mailed; and one (1) business day after timely delivery to the courier, if by overnight courier service.

(c)                                  Either party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with the provisions of this Section 14.

15.                                 Miscellaneous.

(a)                                  The provisions of this Agreement constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, representations and understandings of the parties, including without limitation, that certain Employment Agreement dated October 12, 2006 between Executive and Company (the “Employment Agreement”), which are hereby terminated with respect to Executive.  Other than those obligations set forth in this Consulting Agreement, Executive hereby expressly releases the Company from any and all obligations under any and all prior written or oral agreements, including but not limited to, the Employment Agreement; provided, however, that nothing herein shall affect any right to indemnification that Executive may have in connection with her prior service with the Company and its affiliates pursuant to the terms of the Company’s Certificate of Incorporation, Bylaws or applicable Delaware law or any vested benefits Executive may have in the Company’s 401K Plan, consistent with the terms and conditions of such Plan.

(b)                             No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either party hereto unless confirmed in writing.  This Agreement may not be modified or amended, except by a writing executed by both parties hereto.  No waiver by either party hereto of any term or provision of this Agreement or of any default hereunder shall affect such party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

(c)                              This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflicts of laws of Texas or any other jurisdiction and, where applicable, the laws of the United States.  The parties agree that any action to enforce or interpret this Agreement shall be filed exclusively in a state or federal court of competent jurisdiction in Dallas County, Texas and the parties hereby consent to the exclusive jurisdiction of such court; provided, however, that nothing herein shall preclude the parties’ rights to conduct collection activities in the courts of any jurisdiction with respect to the order or judgment entered upon the arbitrator’s award by the Texas court.

(d)                             Consultant may not assign this Agreement, in whole or in part, without the prior written consent of Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.  This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(e)                              This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement.  Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the day and year first above written.

“Company”

ZALE CORPORATION

By:	/s/ Neal Goldberg
Name:	Neal Goldberg
Title:	Chief Executive Officer

“Consultant”

/s/ Mary Elizabeth Burton
Mary Elizabeth Burton